Exhibit (c)(7)
A P R I L 2 6 , 2 0 0 6 P R O J E C T P L A T O Recapitalization Analysis S T R I C T L Y P R I V A T E A N D C O N F I D E N T I A L

English_Fairness or valuation This presentation was prepared exclusively for the benefit and internal use of the JPMorgan client to whom it is directly addressed and delivered (including such client's subsidiaries, the "Company") in order to assist the Company in evaluating, on a preliminary basis, the feasibility of a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by JPMorgan. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of JPMorgan. The information in this presentation is based upon any management forecasts supplied to us and reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. JPMorgan's opinions and estimates constitute JPMorgan's judgment and should be regarded as indicative, preliminary and for illustrative purposes only. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Company or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of the Company or any other entity. JPMorgan makes no representations as to the actual value which may be received in connection with a transaction nor the legal, tax or accounting effects of consummating a transaction. Unless expressly contemplated hereby, the information in this presentation does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects. Notwithstanding anything herein to the contrary, the Company and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to the Company by JPMorgan. JPMorgan's policies prohibit employees from offering, directly or indirectly, a favorable research rating or specific price target, or offering to change a rating or price target, to a subject company as consideration or inducement for the receipt of business or for compensation. JPMorgan also prohibits its research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investors. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters included herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone not affiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties. JPMorgan is a marketing name for investment banking businesses of JPMorgan Chase & Co. and its subsidiaries worldwide. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by a combination of J.P. Morgan Securities Inc., J.P. Morgan plc, J.P. Morgan Securities Ltd. and the appropriately licensed subsidiaries of JPMorgan Chase & Co. in Asia-Pacific, and lending, derivatives and other commercial banking activities are performed by JPMorgan Chase Bank, N.A. JPMorgan deal team members may be employees of any of the foregoing entities. P R O J E C T P L A T O

Summary JPMorgan used an EBITDA multiple approach An earnings multiple approach is not feasible New interest incurred by taking on additional leverage up to market levels (i.e. 45- 65% of firm value) would result in minimal to negative earnings Key assumptions: Constant 14.8x EBITDA multiple (Kerzner 2006E trading multiple on 3/17/06) applied to Upside Case model EBITDA Conservative assumption given recapitalization will reduce float and increase leverage Shares repurchased at $81.00 Cost of debt of 9.0% for 65% leverage, 8.0% for 55% leverage, and 7.0% for 45% leverage $100mm of transaction costs The cost of debt in a recapitalization, given Kerzner's tax-exempt status, is not attractive $81 per share repurchase would imply a 29.1x 2006 P/E multiple At a cost of new debt of 9.0%, the equivalent P/E multiple is 11.1x Key observations: Given constant EBITDA multiples, the blended value to all shareholders (share repurchase plus value post-recapitalization) does not improve The recapitalization is dilutive to future stock price performance 1 P R O J E C T P L A T O

0.65 0.55 0.45 Standalone Line 9 Line 10 Line 11 Line 12 Line 13 Line 14 Line 15 Line 16 2006 61.86 61.86 61.86 64.91 2007 67.09 67.71 68.23 73.55 2008 93.57 95.63 97.36 105.76 2009 117.45 121.11 124.18 135.33 2010 129.77 135.19 139.68 152.9 Blended value to shareholders (share repurchase plus value post-recapitalization) Recapitalization analysis Assumed FV/EBITDA multiple 14.8x 14.8x 14.8x 14.8x 14.8x Implied share price: 65% PF debt/cap $61.86 $67.09 $93.57 $117.45 $129.77 55% PF debt/cap $61.86 $67.71 $95.63 $121.11 $135.19 45% PF debt/cap $61.86 $68.23 $97.36 $124.18 $139.68 Standalone $64.91 $73.55 $105.76 $135.33 $152.90 Implied P/E standalone 23.3x 26.9x 25.6x 24.7x 24.6x Key assumptions Constant 14.8x EBITDA multiple (Kerzner 2006E trading multiple on 3/17/06) applied to Upside Case model EBITDA Shares repurchased at $81.00 Cost of debt of 9.0% for 65% leverage, 8.0% for 55% leverage, and 7.0% for 45% leverage $100mm of transaction costs 2 P R O J E C T P L A T O

2006 Recapitalization analysis (cont'd) % deviation from standalone EBITDA multiple Summary statistics 3 P R O J E C T P L A T O